Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2021 Equity Compensation Plan of MediaCo Holding Inc. and to the incorporation by reference therein of our report dated March 30, 2021, except for Notes 1, 6 and 16, as to which the date is May 21, 2021, with respect to the consolidated and combined financial statements of MediaCo Holding Inc., included in MediaCo Holding Inc.’s Current Report on Form 8-K dated May 21, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
May 24, 2021